EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED

ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10K/A Amendment No. 1 of California Gold Corp (Formerly known as US Uranium Inc.), of our report dated March 13, 2009 on our audit of the restated financial statements of California Gold Corp as of January 31, 2008 and January 31, 2007, and the related restated statements of operations, stockholders’ equity and cash flows for the years ended January 31, 2008 and 2007, and from inception on April 19, 2004 through January 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
March 18, 2009